Exhibit 5.10

May 2, 2014

Pinnacle Entertainment, Inc.

3980 Howard Hughes Highway

Las Vegas, Nevada 89169

Attention: John A. Godfrey, Esquire, General Counsel

Re: Ameristar Casino Springfield, LLC – Guaranty of $850,000.00 6.375% Senior Notes

Ladies/Gentlemen:

This office is acting solely as special Massachusetts counsel for Ameristar Casino Springfield, LLC (hereinafter the “Company”).

We have been requested to render an opinion in connection with the filing by Pinnacle Entertainment, Inc. (“Pinnacle”) of a registration statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission. The Registration Statement relates to the proposed issuance by the Company of $850 million aggregate principal amount of its new 6.375% Senior Notes due 2021 (the “New Notes”), in connection with the proposed exchange of $1,000 principal amount of the New Notes for each $1,000 principal amount of its outstanding 6.375% Senior Notes due 2021 (the “Old Notes” and, collectively with the New Notes, the “Notes”) with a minimum of $2,000 principal amount exchanged, under the Indenture dated as of August 5, 2013 between PNK Finance Corp. and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee (the “Trustee”), as supplemented by that Supplemental Indenture dated as of August 13, 2013 by and among Pinnacle, the Company and the Trustee (the “Supplemental Indenture” and such Indenture, as supplemented by the Supplemental Indenture, the “Indenture”).

The Indenture provides for and includes the terms of a guarantee of the New Notes by, among others, the Company (including the New Notation of Guaranty (as defined herein), the “New Guarantees”).

For purposes of rendering this opinion, we have reviewed the Registration Statement, the Indenture, the Notation of Guaranty to be signed by the Company evidencing the New Guarantees (the “New Notation of Guaranty”) and such other documents as we have deemed necessary to allow us to render the opinions set forth herein (being sometimes referred to herein as the “Documents”).

We do not purport to be expert on any laws other than those of the Commonwealth of Massachusetts. We have not made an independent review of and express no opinion in regard to the laws of any jurisdiction other than the Commonwealth of Massachusetts. We assume no change in the applicable laws or in the Documents after the date hereof. Our opinion is based only on facts and laws in effect as of this date, and we assume no obligation to advise you of any changes that may later be brought to our attention.

In our examination of the Documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the corresponding originals

Pinnacle Entertainment, Inc.

May 2, 2014

of all documents submitted to us as copies, and the authenticity of the originals of such copies. In addition, for purposes of this opinion letter we have specifically relied on a Certificate of Legal Existence/Good Standing for the Company issued by the Secretary of the Commonwealth of Massachusetts dated April 23, 2014 and the Joint Unanimous Written Consent of the Sole Director and Manager of the Subsidiary Guarantors dated August 13, 2013, which includes the Company as an identified subsidiary guarantor.

We have further assumed that each natural person executing a document in connection with the transactions herein contemplated has the legal capacity and competency to do so.

We have also assumed that the Documents constitute the legal, valid and binding obligations of each such party (other than the Company) enforceable against each such party in accordance with its terms.

We have assumed, with your permission, Pinnacle’s legal capacity, power, and due authorization of the execution and delivery of the Registration Statement and any Documents to which Pinnacle is a party and that any Documents to which Pinnacle is a party are Pinnacle’s legal, valid, and binding obligations.

On the basis of the foregoing, and having regard to legal considerations which we deem relevant, we are of the opinion that: (i) the Supplemental Indenture has been duly authorized, executed and delivered by the Company and (ii) the New Guarantees to which the Company is a party, and the execution and delivery of the Notation of Guaranty, have been duly authorized by the Company.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended, and to appropriate reference to this firm under the heading “Legal matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are experts within the meaning of, or that we are included in the category of persons whose consent is required under, Section 7 of the Securities Act or the rules and regulations of the Commission. We also consent to reliance on this opinion by Irell & Manella LLP in its legal opinion to the Company that will also be filed with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended.

Very truly yours,

/s/ Bacon Wilson, P.C.

BACON WILSON, P.C.